FOR IMMEDIATE RELEASE
October 4, 2010

Huron Consulting Group Announces Divestiture of Disputes &
Investigations Practice to Continue Focus on Core Businesses
Company Revises 2010 Annual Revenue Guidance

CHICAGO – October 4, 2010 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced the divestiture of the Company’s Disputes & Investigations (D&I) practice, a part of its Financial Consulting segment, effective September 30, 2010.

The Company stated previously that it was evaluating the long-term prospects of its D&I service line, which had accounted for approximately 5% of the Company’s overall revenue for the first six months of 2010. “The Disputes and Investigations practice has been a part of Huron since our formation in 2002. We recently conducted a comprehensive assessment of all of our businesses and concluded that the divestiture of the D&I practice would enable management to devote more of its energies and financial resources to businesses where we have a more substantial market presence,” said James H. Roth, chief executive officer, Huron Consulting Group.

Huron has sold the assets of the D&I practice to Grant Thornton LLP. In connection with the transaction, approximately 60 people, including seven managing directors, currently in the Company’s D&I practice will join the Economic and Advisory Services practice of Grant Thornton LLP. Terms of the transaction were not disclosed. A small number of the D&I employees not going to Grant Thornton will transfer to other business units, and the remainder will seek employment outside of Huron. The agreement with Grant Thornton does not impact investigative and compliance work that is performed by Huron in other remaining practice areas.

As of June 30, 2010, Huron had three operating segments: Health and Education Consulting, Legal Consulting, and Financial Consulting, representing approximately 57%, 24%, and 19% of revenue, respectively. As noted above, the D&I practice was a part of the Financial Consulting segment.

Huron is also revising its 2010 revenue guidance based on the divestiture of the D&I practice and other market factors impacting two reporting segments. When the Company announced second quarter results in July 2010, it provided a 2010 revenue guidance estimate between $600-$620 million.

Based on the divestiture of the D&I practice, the 2010 Company revenue guidance would have been reduced by $35-$40 million. In addition to the D&I divestiture impact, the Company is reducing its annual guidance by an additional $25-$30 million to reflect contract and project delays in two of its service lines: Healthcare and Accounting Advisory.

Within the Company’s Healthcare practice, several large projects have been delayed beyond what had originally been anticipated. As discussed in previous quarters, delays in project startups and timing have been a factor affecting Huron’s Healthcare revenue results since late 2009, and the Company believes the delays are a result of economic conditions and a new regulatory environment in healthcare. In addition, the largest client in the Company’s Accounting Advisory practice, a government agency, has modified its strategy for using consulting resources, which has resulted in slowing or deferring certain large-scale projects.

The Company now expects full year 2010 revenues before reimbursable expenses from continuing operations to be $540-$550 million. This revised revenue guidance includes the adjustments for the divestiture of the D&I practice and the market factors impacting two service lines. The Company will provide full updated annual guidance at the time of the Company’s third quarter 2010 earnings announcement the first week of November.

“We continue to be confident in the opportunities across our core businesses,” said Roth. “While some clients may be delaying decisions, our pipeline is the strongest we have seen over the past year, and we are confident that our three segments are on track for solid growth into 2011.”

Conference Call/Webcast to Discuss Divestiture of D&I practice and Updated Guidance
The Company will host a conference call with investors and analysts to discuss this announcement today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The conference call is being webcast by Thomson and can be accessed at Huron Consulting Group’s website at http://ir.huronconsultinggroup.com. A replay will be available approximately two hours after the conclusion of the webcast and for 90 days thereafter.

About Huron Consulting Group
Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, reduce costs, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including leading academic institutions, healthcare organizations, Fortune 500 companies, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, including the information incorporated by reference herein, that are not historical in nature, including those concerning the Company’s current expectations about its future results, are “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “assumes,” “can,” “considers,” “could,” “intends,” “might,” “predicts,” “seeks,” “would,” “believes,” “estimates” or “continues”. Risks, uncertainties and assumptions that could impact the Company’s forward-looking statements relate, among other things, to (i) the restatement, (ii) the Securities and Exchange Commission (“SEC”) investigation with respect to the restatement and the related purported private shareholder class action lawsuit and derivative lawsuits, (iii) the SEC investigation and related Company inquiry into the allocation of time within a certain practice group, (iv) the request by the United States Attorney’s Office (“USAO”) for the Northern District of Illinois for certain documents and (v) the cost reduction program implemented in the third quarter of 2009. In addition, these forward-looking statements reflect our current expectation about our future results, levels of activity, performance, or achievements, including, without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization rates, billing rates, and the number of revenue-generating professionals; that we are able to expand our service offerings; that we successfully integrate the businesses we acquire; and that existing market conditions, including those in the credit markets, do not continue to deteriorate substantially. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any anticipated results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. See “Risk Factors” in our 2009 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 for a description of the material risks we face.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
James K. Rojas, Chief Financial Officer
or
Ellen Wong
312-583-8722
investor@huronconsultinggroup.com

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